Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 7, 2022, Owens & Minor, Inc. (“we,” “our,” “us,” “the company”, “our company” and “Owens & Minor”) and StoneOak Merger Sub Inc., our indirect wholly owned subsidiary ( “Merger Sub”) entered into an Agreement and Plan of Merger (the “Acquisition Agreement”) with Apria, Inc. (“Apria”) pursuant to which Merger Sub will be merged with and into Apria (the “Apria Acquisition”) with Apria surviving the Apria Acquisition as our indirect wholly owned subsidiary. In connection with the Apria Acquisition, we intend to (i) enter into a new credit agreement for new term loan credit facilities in an aggregate principal amount anticipated to be $1,200 million (collectively, the “new term loan credit facilities”), (ii) amend our existing credit agreement to provide for borrowings in an aggregate principal amount anticipated to be up to $450 million (the “amended revolving credit facility” and, together with the new term loan credit facilities, the “new credit facilities”), and (iii) offer $500 million aggregate principal amount of new unsecured notes (the “notes”). We intend to use the net proceeds from the notes offering, together with cash on hand and proceeds from expected borrowings under the new term loan credit facilities, to finance the consummation of the Apria Acquisition and other transactions contemplated by the Acquisition Agreement, to repay Apria debt and to pay related fees and expenses. The term “Transactions” as used herein refers to the Apria Acquisition and the transactions contemplated by the Acquisition Agreement, the entry into the new credit facilities and the borrowings thereunder, the repayment of Apria debt, the offering of notes and the application of the net proceeds therefrom,

The unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements and Apria’s consolidated historical financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 give effect to the Transactions as if they had occurred on January 1, 2021. The Unaudited Pro Forma Condensed Combined Balance Sheet at December 31, 2021 gives effect to the Transactions as if they had occurred on December 31, 2021.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The pro forma adjustments reflecting the completion of the Transactions are based upon the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (U.S. GAAP), and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements.

We have made significant assumptions and estimates in determining the preliminary estimated purchase price consideration and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the estimated purchase price allocation period (not to exceed one year from the pending Apria Acquisition date) as we finalize the valuations of the net tangible assets and intangible assets. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of preparing unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the combined company following the Transactions. The pro forma financial statements are based upon available information and certain assumptions that management believes are reasonable.

OWENS & MINOR, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(dollars in thousands, except per share data)	Historical Owens & Minor, Inc.	Historical Apria, Inc.	Financing	Note Reference		Transaction Adjustments	Note Reference		Pro Forma Condensed Combined	Note Reference
Net revenue	$9,785,315	$1,145,275	$—			$—			$10,930,590
Cost of goods sold	8,272,086	341,288	—			—			8,613,374

Gross margin	1,513,229	803,987	—			—			2,317,216
Distribution, selling and administrative expenses	1,116,871	697,149	—			83,891	3	(d)	1,897,911
Acquisition-related and exit and realignment charges	34,076	9,484	—			42,900	3	(c)	86,460
Other operating income, net	(6,191)	—	—			—			(6,191)

Operating income	368,473	97,354	—			(126,791)			339,036
Interest expense and other, net	48,090	11,527	91,280	3	(a)	(11,527)	3	(a)	139,370
Loss on extinguishment of debt	40,433	—	—			—			40,433
Other expense (income), net	3,196	(3,994)	—			2,749	3	(e)	1,951

Income before income taxes	276,754	89,821	(91,280)			(118,013)			157,282
Income tax provision (benefit)	55,165	24,153	(24,646)	3	(b)	(31,864)	3	(b)	22,808
Loss from equity method investment	—	791	—			—			791

Net income	$221,589	$64,877	$(66,634)			$(86,149)			$133,683

Net income per common share:
Basic	$3.05								$1.84	3	(f)
Diluted	$2.94								$1.77	3	(f)

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

OWENS & MINOR, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AT DECEMBER 31, 2021

(dollars in thousands, except per share data)	Historical Owens & Minor, Inc.	Historical Apria, Inc.	Financing	Note Reference		Transaction Adjustments	Note Reference		Pro Forma Condensed Combined
Assets
Current assets
Cash and cash equivalents	$55,712	$219,561	$1,667,900	4	(a)	$(1,860,700)	4	(b)	$82,473
Accounts receivable, net	681,564	81,720	—			—			763,284
Merchandise inventories	1,495,972	8,754	—			—			1,504,726
Other current assets	88,564	23,242	—			—			111,806

Total current assets	2,321,812	333,277	1,667,900			(1,860,700)			2,462,289
Property and equipment, net	317,235	21,281	—			3,192	4	(d)	341,708
Patient equipment	—	221,534	—			33,230	4	(d)	254,764
Operating lease assets	194,006	71,808	—			—			265,814
Goodwill	390,185	28,985	—			1,221,828	4	(e)	1,640,998
Intangible assets, net	209,745	71,651	—			224,349	4	(c)	505,745
Other assets, net	103,568	26,893	—			(4,338)	4	(f)	126,123

Total assets	$3,536,551	$775,429	$1,667,900			$(382,439)			$5,597,441

Liabilities and equity
Current liabilities
Accounts payable	1,001,959	133,485	—			—			1,135,444
Accrued payroll and related liabilities	115,858	52,484	—			—			168,342
Other current liabilities	226,204	120,860	—			(36,458)	4	(b)	310,606

Total current liabilities	1,344,021	306,829	—			(36,458)			1,614,392
Long-term debt, excluding current portion	947,540	341,001	1,667,900	4	(a)	(341,001)	4	(b)	2,615,440
Operating lease liabilities, excluding current portion	162,241	48,304	—			—			210,545
Deferred income taxes, net	35,310	7,312	—			66,070	4	(f)	108,692
Other liabilities	108,938	32,250	—			—			141,188

Total liabilities	2,598,050	735,696	1,667,900			(311,389)			4,690,257
Commitments and contingencies
Equity
Common stock, par value $2 per share; authorized—200,000 shares; issued and outstanding— 75,433 shares and 73,472 shares	150,865	355	—			(355)	4	(g)	150,865
Paid-in capital	440,608	954,933	—			(954,933)	4	(g)	440,608
Retained earnings	387,619	(915,555)	—			884,238	4	(g)	356,302
Accumulated other comprehensive loss	(40,591)	—	—			—			(40,591)

Total equity	938,501	39,733	—			(71,050)			907,184

Total liabilities and equity	$3,536,551	$775,429	$1,667,900			$(382,439)			$5,597,441

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of the Transaction and Basis of Presentation

Description of the Transaction

On January 7, 2022, Owens & Minor, Inc. entered into an Agreement and Plan of Merger to acquire Apria, Inc. for $37.50 in cash per share of common stock, representing an equity value of approximately $1.45 billion, as well as the assumption of debt, net of cash acquired, for a total transaction value of approximately $1.6 billion.

Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on Owens & Minor’s historical consolidated financial statements and Apria’s historical consolidated financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives effect to the Transactions as if they had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet at December 31, 2021 gives effect to the Transactions as if they had occurred on December 31, 2021.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting based on the historical financial information of Owens & Minor and the historical financial statements of Apria, Inc. The acquisition method of accounting in accordance with ASC 805, Business Combinations (ASC 805) requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair value as of the acquisition date, as defined in ASC 820, Fair Value Measurement (ASC 820). The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the consolidated results.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, recorded as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the Apria Acquisition include estimated fees related to advisory, legal and accounting fees. Fees will also be incurred related to the issuance of long-term debt to finance the transaction which have been reflected as deferred financing costs and will be amortized.

The unaudited pro forma condensed combined financial statements have been compiled using the significant accounting policies as set forth in the Company Annual Report. During the preparation of the unaudited pro forma condensed combined financial information, our management performed an analysis of the accounting policies of Apria, and is not aware of any differences that could have a material impact on the unaudited pro forma condensed combined financial statements.

2.	Preliminary Estimate of Purchase Price Consideration and Related Allocation

The preliminary purchase price is based on a purchase price of approximately $1.6 billion, which is subject to adjustment as described below as well as adjustments for cash, indebtedness and net working capital transferred.

The preliminary purchase price allocation and the estimated fair value of the assets acquired and liabilities assumed is based on management’s best estimates of fair value. The final allocation of the purchase consideration will be determined after completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following completion of the Apria Acquisition. Accordingly, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of the assets acquired or liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase price consideration allocated to goodwill and could impact the operating results of the Company following the acquisition due to differences in depreciation and amortization.

Preliminary Allocation of Estimated Purchase Price to Assets Acquired and Liabilities Assumed

The following represents the preliminary allocation of the purchase consideration to the assets acquired and the liabilities assumed in the business combination.

Preliminary Allocation

(in thousands)	Fair Value December 31, 2021
Purchase price	$1,829,383
Net tangible & identifiable tangible assets acquired:
Cash and cash equivalents	219,561
Accounts receivable	81,720
Merchandise inventories	8,754
Other current assets	23,242
Patient equipment	254,764
Property and equipment	24,473
Operating lease assets	71,808
Equity method investment	2,809
Other noncurrent assets	19,746

Total identifiable assets acquired	706,877
Less: Liabilities assumed	424,307

Net tangible assets	282,570	(a)
Identifiable intangible assets	296,000	(b)

Net tangible & identifiable intangible assets	578,570

Goodwill allocation	$1,250,813

(a) Net tangible assets—Represents all other acquired tangible assets, including cash and cash equivalents, accounts receivable, merchandise inventories, other current assets, property and equipment, operating lease assets, equity method investment and other noncurrent assets. Liabilities assumed are comprised of accounts payable, accrued payroll and related liabilities, other current liabilities, operating lease liabilities, other noncurrent liabilities, and deferred tax liabilities, net.

(b) Intangible assets—As of the effective date of the acquisition, identified intangible assets are required to be measured at fair value. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in the manner that represents the highest and best use of those assets. The definite-lived intangible assets include capitated relationships, payor relationships, trade names, proprietary technology, and customer list and other.

The fair value and useful lives assigned to the identifiable intangible assets have been estimated based on a review of publicly available data for transactions involving companies deemed comparable to the Company. These estimated fair values and useful lives are considered preliminary and are subject to change at the closing date of the Apria Acquisition. Any change in the amount of the final purchase price allocated to amortizable, definite-lived intangible assets could materially affect the carrying amount and related amortization expense of such assets. The definite-lived acquired intangibles have an estimated weighted-average useful life of approximately six years and will be amortized using the straight-line method. Indefinite-lived intangible assets, apart from goodwill, included trade names and accreditations with commissions. Refer to Note 3(d) within the Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations and Note 4(c) within the Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet sections for additional information on the intangible assets adjustment.

3.	Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

(a)	Financing costs

We plan to finance the Apria Acquisition with $1.2 billion principal amount of one or more New Term Loans, $500 million in new unsecured notes, and approximately $204 million in cash.

Sources & Uses

(in thousands)	December 31, 2021
New Term Loan(s)	$1,200,000
New Unsecured Notes	500,000
Cash	204,383

Total sources	$1,904,383

Purchase proceeds – equity value	$(1,449,175)
Repayment of Apria debt	(380,208)
OMI incurred and to be incurred transaction expenses and financing fees	(75,000)

Total uses	$(1,904,383)

Interest Expense, Net Adjustment – Debt

(in thousands)	Year-ended December 31, 2021
Additional interest expense – new debt	$87,000	(1)
Amortization expense – new deferred financing costs	4,280	(2)

Total adjustment	$91,280

(1)

Adds the additional interest expense incurred as a result of the new debt obtained. The interest rates used are based on an assumed weighted-average interest rate of approximately 5.1% consisting of borrowings under the Term Loans in the aggregate principal amount of $1.2 billion and the issuance of the unsecured notes in the aggregate principal amount of $500 million. For each 0.125 percentage point change in the weighted-average interest rate, annual interest expense would increase or decrease, as applicable, by approximately $2.1 million.

(2)	Adds the deferred financing costs amortization incurred as a result of the new debt obtained.

Historical Apria, Inc. interest expense, which includes historical amortization of debt issuance costs, of $11.5 million associated with Apria’s historical indebtedness to be repaid in connection with the Apria Acquisition is eliminated in the Unaudited Pro Forma Condensed Combined Statement of Operations as a transaction adjustment.

(b)	Tax adjustment

The statutory tax rate was applied, as appropriate, to the Unaudited Pro Forma Condensed Combined Statement of Operations as an adjustment based on the jurisdiction in which the adjustment was expected to occur.

The adjustment reflects the impact on the Unaudited Pro Forma Condensed Combined Statement of Operations from the pro forma adjustment utilizing the effective tax rate of 27%.

Although not reflected in the Unaudited Pro Forma Condensed Combined Financial Statements, the effective tax rate of Owens & Minor could be significantly different depending on post-acquisition activities, such as geographical mix of taxable income affecting state taxes, among other factors.

(c)	Transaction related costs

We expect to incur approximately $42.9 million in additional non-recurring transaction costs associated with the Apria Acquisition subsequent to December 31, 2021. We do not expect these costs to affect our consolidated statement of operations beyond 12 months after the acquisition date.

(d)	Amortization and depreciation expense

Represents the adjustment to record the incremental intangible asset amortization expense, as well as incremental depreciation expense associated with the conveyed patient equipment and property and equipment. The adjustment for incremental intangible asset amortization is as follows:

Identifiable Intangibles and Amortization Adjustment

(in thousands)	Preliminary Fair Value	Preliminary Estimated Useful Life	Amortization Expense Year-ended December 31, 2021
Intangible assets subject to amortization:
Payor and capitated relationships	$74,000	15	$4,933
Trade names	74,000	10	7,400
Customer contracts	148,000	2	74,000

Subtotal	296,000	6	86,333

Intangible assets per Apria historical financial statements	71,651		2,442

Step up adjustment	$224,349		$83,891

Amortization expense of intangible assets is reflected within distribution, selling and administrative expenses in the Unaudited Pro Forma Condensed Combined Statement of Operations. Refer to Note 4(c) within the Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet section for additional detail as to the computation of the step up adjustment for intangible assets required.

Patient Equipment, Property and Equipment, and Depreciation Adjustment

(in thousands)	December 31, 2021
Preliminary fair value of patient equipment to be conveyed	$254,764
Less: Patient equipment per Apria historical financial statements	221,534

Patient equipment Step Up Adjustment	$33,230
Preliminary fair value of property and equipment to be conveyed	24,473
Less: Property and equipment per Apria historical financial statements	21,281

Property and equipment Step Up Adjustment	$3,192

(in thousands)	December 31, 2021
Preliminary fair value of patient equipment to be conveyed	$254,764
Preliminary fair value of property and equipment to be conveyed	24,473

Total preliminary fair value of patient equipment and property and equipment	279,237
Estimated useful life in years	4.0

Estimated depreciation expense per year	$69,809
Patient equipment per Apria historical financial statements	221,534
Property and equipment per Apria historical financial statements	21,281

Total patient equipment and property and equipment per Apria financials	242,815
Approximate useful life used in Apria financials	3.5

Approximate depreciation expense per year	$69,809

Property and equipment depreciation adjustment	$—

Depreciation expense of patient equipment and property and equipment are reflected within distribution, selling and administrative expenses in the Unaudited Pro Forma Condensed Combined Statement of Operations. Refer to Note 4(d) within the Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet for additional detail as to the computation of the step up adjustments for patient equipment and property and equipment required.

Pro Forma Depreciation and Amortization Adjustment

(in thousands)	Year-ended December 31, 2021
Definite-lived intangible step up amortization	$83,891
Property and equipment depreciation adjustment	—

Total pro forma depreciation & amortization adjustment	$83,891

(e)	Other expense (income), net

Reflects the write-off of debt issuance costs of $2.7 million, in connection with the repayment of Apria’s $380 million in debt, which have been reflected as if incurred on December 31, 2021.

(f)	Earnings per share

Net income attributable to common shareholders (basic and diluted) is adjusted in the Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2021 to reflect the pro forma adjustments discussed above.

4.	Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Financing

Represents the liability associated with the additional debt incurred to finance the Apria Acquisition.

Debt Adjustment

(in thousands)	December 31, 2021
New Term Loan(s)	$1,200,000
New Unsecured Notes	500,000
Less: New deferred financing costs	(32,100)

Total change in debt	$1,667,900

Refer to Note 3(a) for the interest expense and deferred financing costs amortization adjustments on the Unaudited Pro Forma Condensed Combined Statement of Operations.

(b)	Cash and cash equivalents

Cash and Cash Equivalents Adjustment

(in thousands)	December 31, 2021
Purchase proceeds – equity value	$(1,449,175)
Repayment of Apria debt	(380,208	)(1)
Transaction costs, net of tax	(31,317	)(2)

Net adjustments to cash and cash equivalents	$(1,860,700)

(1)	Includes current portion of debt of $36.5 million. Unamortized debt issuance costs of $2.7 million are excluded from this total.
(2)	Represents $42.9 million in transaction costs, net of $11.6 million of tax expense.

(c)	Intangible assets step up adjustment

Represents the adjustment to increase the intangible assets balance by $224 million to its preliminary fair value of $296 million.

Refer to Note 3(d) within the Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations section for information on the amortization expense associated with the intangible assets.

(d)	Patient equipment and Property and equipment step up adjustments

Represents the adjustment to increase the patient equipment balance by $33.2 million to its preliminary fair value of $255 million and property and equipment by $3.2 million to $24.5 million.

Refer to Note 3(d) within the Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations section for information on the depreciation expense associated with patient equipment and property and equipment.

(e)	Goodwill

Goodwill represents the excess of the aggregate preliminary purchase price over the preliminary estimated fair values of recorded tangible and intangible assets acquired and liabilities assumed in the Apria Acquisition. The actual amount of goodwill to be recorded in connection with the Apria Acquisition is subject to change once the valuation of the fair value of the tangible and intangible assets acquired and liabilities assumed has been completed. Any change in the amount of the final purchase price allocated to depreciable assets, including amortizable definite-lived intangible assets, could materially affect the carrying amount and related amortization expense of such assets. The final valuation of such assets and liabilities is expected to be completed as soon as practicable but no later than one year after the consummation of the Apria Acquisition. Refer to Note 2 for additional detail related to the purchase price calculation.

Goodwill Adjustment

(in thousands)	December 31, 2021
Goodwill from preliminary allocation of purchase consideration	$1,250,813
Less: Goodwill per Apria historical financial statements	28,985

Net adjustment to goodwill	$1,221,828

(f)	Deferred income taxes

Represents the adjustment to deferred income taxes based on the Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet related to the purchase price allocation adjustment for identifiable intangible assets, patient equipment and property and equipment, using the estimated effective tax rate for Owens & Minor of 27%.

Deferred Tax Liability Adjustment

(in thousands)	Step Up Adjustment as of December 31, 2021
Fair value adjustment for identifiable intangible assets	$224,349
Fair value adjustment for patient equipment	3,192
Fair value adjustment for property and equipment	33,230

Total fair value adjustment	260,771
Tax rate	27%

Recorded deferred tax liability	70,408
Reclassification of deferred tax assets to deferred tax liability as an offset of the deferred tax liability created in the transaction	(4,338)

Total deferred tax liability	$66,070

(g)	Equity

Represents adjustments to record the elimination of Apria’s historical equity, including the elimination of common stock issued and outstanding, additional paid in capital, and accumulated deficit, and the adjustment for transaction related costs expected to be incurred associated with the Apria Acquisition subsequent to December 31, 2021.